UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 26, 2024

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

2750 Premiere Pkwy., Suite 100, Duluth, Georgia 30097	30097
(Address of principal executive offices)	(Zip Code)

(678) 775-6900
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☒	☐	☒	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	DLA	NYSE American

Item 1.01              Entry into a Material Definitive Agreement.

On February 26, 2024, Delta Apparel, Inc. (the “Company”) entered into an agreement providing for the sale and long-term leaseback of its approximately 35-acre campus in Fayetteville, North Carolina containing approximately 550,000 square feet of industrial space utilized across the Company’s various business units for manufacturing, decoration, distribution and other activities. The purchase price for the property is $23.5 million and the Company expects the contemplated transaction to provide net proceeds (after tax and transaction-related costs) of approximately $22 million.

The transaction is expected to close on or around May 1, 2024, with the purchaser’s obligation to close subject to inspection, due diligence and other customary closing conditions. The Company plans to continue operations at the Fayetteville, North Carolina campus uninterrupted and, as a condition to the closing of the transaction, the Company will enter into a long-term lease agreement with the purchaser anticipated to have an initial term of 10.5 years.

The Company intends to utilize the aggregate net proceeds realized from the transaction to repay outstanding borrowings under its asset-based revolving credit facility and generate additional liquidity within its operations.

Item 9.01              Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Real Estate Purchase and Sale Contract between Delta Apparel, Inc. and Elkay Partners NY LLC, made and entered into as of February 26, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	February 27, 2024	/s/ Justin M. Grow
Justin M. Grow
Executive Vice President and Chief Administrative Officer